NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 286-1307

GRIFFIN ANNOUNCES FISCAL 2015 FIRST QUARTER RESULTS

NEW YORK, NEW YORK (April 9, 2015) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) reported fiscal 2015 first quarter (the “2015 first quarter”) total revenue of $6,233,000, a loss from continuing operations and a net loss of ($708,000) and a basic and diluted loss from continuing operations per share and a basic and diluted net loss per share of ($0.14) as compared to total revenue of $5,059,000, a loss from continuing operations of ($1,098,000) and a basic and diluted loss from continuing operations per share of ($0.21) for the fiscal 2014 first quarter (the “2014 first quarter”). Griffin reported a net loss of ($1,370,000) and a basic and diluted net loss per share of ($0.27) for the 2014 first quarter. Griffin’s results from continuing operations reflect its real estate business, conducted through its wholly-owned subsidiary, Griffin Land, LLC (“Griffin Land”). The discontinued operations for the 2014 first quarter reflected the growing operations of Griffin’s former landscape nursery business that was sold in that period (see below).

Griffin’s lower loss from continuing operations and lower net loss in the 2015 first quarter as compared to the 2014 first quarter was due principally to a lower operating loss in the 2015 first quarter as compared to the 2014 first quarter due to a higher gain on property sales in the 2015 first quarter as compared to the 2014 first quarter and an increase in profit from leasing activities (rental revenue less operating expenses of rental properties), partially offset by the inclusion of a gain of $318,000 in the 2014 first quarter from the sale of a portion of the Centaur Media plc common stock held by Griffin.

Griffin’s rental revenue increased to $5,407,000 in the 2015 first quarter from $4,966,000 in the 2014 first quarter, and profit from leasing activities (as defined above) increased to $2,994,000 in the 2015 first quarter from $2,515,000 in the 2014 first quarter due principally to a net increase in space under lease in the 2015 first quarter as compared to the 2014 first quarter. The net increase in space leased in the 2015 first quarter as compared to the 2014 first quarter includes the full building lease of an approximately 138,000 square foot facility in New England Tradeport (“Tradeport”), Griffin Land’s industrial park in Windsor and East Granby, Connecticut that commenced in the fourth quarter of fiscal 2014. Rental revenue and profit from leasing activities in the 2015 first quarter do not include the effect of other recently completed new leases aggregating approximately 290,000 square feet (approximately 201,000 in a newly built facility in the Lehigh Valley and approximately 89,000 square feet in Tradeport) that were signed either in the fourth quarter of fiscal 2014 or in the current fiscal year. These new leases will not commence until the completion of tenant work, which is expected to be during the next several months. Also, from the beginning of fiscal 2015 through the end of March, Griffin Land has reached preliminary agreements providing for the extension of leases in Tradeport for approximately 250,000 square feet that are scheduled to expire within the next twelve months. In addition, as previously reported, in the 2015 first quarter, Griffin Land entered into a five-year lease for approximately 196,000 square feet of its approximately 280,000 square foot warehouse facility currently under construction in the Lehigh Valley of Pennsylvania. The tenant has an option, exercisable during the first six months of the lease term, to lease that entire building. The construction of the building is expected to be complete, and the lease is expected to commence, in the third quarter of fiscal 2015.

Property sales revenue and gain on property sales in the 2015 first quarter and 2014 first quarter include only the recognition of previously deferred revenue and gain from the sale of approximately 90 acres of undeveloped land in Windsor, Connecticut (the “Windsor Land Sale”) that closed in the fiscal year ended November 30, 2013 (“fiscal 2013”). Under the terms of the Windsor Land Sale, Griffin and the buyer are each constructing roadways connecting the parcel sold with existing town roads. The Windsor Land Sale is being accounted for using the percentage of completion method under which the total revenue of approximately $9,000,000 and the estimated total pretax gain of approximately $6,754,000 are being recognized as total costs related to the Windsor Land Sale are incurred. From the closing of the Windsor Land Sale in fiscal 2013 through the end of the 2015 first quarter, Griffin Land recognized approximately $6,599,000 of revenue and approximately $4,970,000 of pretax gain on the Windsor Land Sale. The remaining revenue and pretax gain are expected to be recognized in the second and third quarters of fiscal 2015.

Griffin reported a loss from discontinued operations of ($272,000) and a basic and diluted loss from discontinued operations per share of ($0.06) for the 2014 first quarter. Griffin’s loss from discontinued operations in the 2014 first quarter reflected the results of the growing operations of its landscape nursery business, Imperial Nurseries, Inc., that were sold effective January 8, 2014 to Monrovia Nursery Company, a private company grower of landscape nursery products.

 Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The forward-looking statements disclosed herein, including the timing of the recognition of revenue and pretax gain and the estimated total pretax gain from the Windsor Land Sale, completion of lease agreements for lease extensions in Tradeport and the statements concerning the timing of completion of construction of an approximately 280,000 square foot industrial building in the Lehigh Valley and the commencement of a lease for approximately 196,000 square feet in that building are based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin. Griffin’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various important factors, including those set forth in Item 1A under the heading “Risk Factors” in Griffin’s Annual Report on Form 10-K for the fiscal year ended November 30, 2014. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.

Griffin Land & Nurseries, Inc.
Consolidated Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	First Quarter Ended,
	Feb. 28, 2015	Feb. 28, 2014

Rental revenue (1)	$5,407	$4,966
Revenue from property sales (2)	826	93
Total revenue	6,233	5,059

Operating expenses of rental properties (1)	2,413	2,451
Depreciation and amortization expense	1,818	1,641
Costs related to property sales	204	24
General and administrative expenses	2,011	2,184
Total expenses	6,446	6,300

Operating loss	(213)	(1,241)

Interest expense (3)	(927)	(904)
Investment income	34	47
Gain on sale of common stock in Centaur Media plc	-	318
Loss before income tax benefit	(1,106)	(1,780)
Income tax benefit	398	682

Loss from continuing operations	(708)	(1,098)

Discontinued operations, net of tax:
Loss from landscape nursery business, net of tax, including loss on sale of assets of $31, net of tax, in the 2014 first quarter	-	(272)

Net loss	$(708)	$(1,370)

Basic net loss per common share:
Loss from continuing operations	$(0.14)	$(0.21)
Loss from discontinued operations	-	(0.06)
Basic net loss per common share	$(0.14)	$(0.27)

Diluted net loss per common share:
Loss from continuing operations	$(0.14)	$(0.21)
Loss from discontinued operations	-	(0.06)
Diluted net loss per common share	$(0.14)	$(0.27)

Weighted average common shares outstanding
for computation of basic per share results	5,150	5,147

Weighted average common shares outstanding
for computation of diluted per share results	5,150	5,147

(1) Profit from leasing activities:
	First Quarter Ended,
	Feb. 28, 2015	Feb. 28, 2014
Rental revenue	$5,407	$4,966
Operating expenses of rental properties	2,413	2,451
Profit from leasing activities	$2,994	$2,515

(2) Property sales revenue in the 2015 first quarter and 2014 first quarter reflect only the recognition of previously deferred revenue from the sale of approximately 90 acres of undeveloped land in Windsor, Connecticut (the "Windsor Land Sale") that closed in fiscal 2013 and is being accounted for under the percentage of completion method. Total sale proceeds from the Windsor Land Sale were approximately $9,000 and the estimated total pretax gain on sale is expected to be approximately $6,754 after all costs are incurred.

(3) Interest expense is primarily for mortgages on Griffin Land's rental properties.